Exhibit 10.1

EXECUTION COPY

AMENDMENT NO. 4

Dated as of May 19, 2020

to

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of August 28, 2019

THIS AMENDMENT NO. 4 (this “Amendment”) is made as of May 19, 2020 (the “Effective Date”) by and among (i) Hillenbrand, Inc. (the “Company”), (ii) the parties identified as Subsidiary Borrowers on the signature pages hereof (each a “Subsidiary Borrower” and, collectively with the Company, the “Borrowers”), (iii) the Lenders party hereto (the “Lenders”) and (iv) JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), under that certain Third Amended and Restated Credit Agreement dated as of August 28, 2019 by and among the Borrowers, the Lenders and the Administrative Agent (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

WHEREAS, the Borrowers have requested that the requisite Lenders agree to make certain modifications to the Credit Agreement;

WHEREAS, the Borrowers, the Lenders party hereto and the Administrative Agent have agreed to amend the Credit Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders party hereto and the Administrative Agent hereby agree to enter into this Amendment.

1.                  Amendments to Credit Agreement. Effective as of the date of satisfaction of the conditions precedent set forth in Section 2 below (such date, the “Amendment Effective Date”), the parties hereto agree that the Credit Agreement (including the Schedules and Exhibits thereto) shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement (including the Schedules and Exhibits thereto) attached as Annex A hereto (the Credit Agreement as so amended, the “Amended Credit Agreement”).

2.                  Conditions of Effectiveness. The effectiveness of this Amendment is subject to the conditions precedent that:

(a) The Administrative Agent shall have received counterparts of this Amendment duly executed by the Borrowers, the Required Lenders and the Administrative Agent.

(b) The Administrative Agent shall have received counterparts of the Consent and Reaffirmation attached as Exhibit A hereto duly executed by the Subsidiary Guarantors.

(c) The Administrative Agent shall have received for the account of each Lender that delivers its executed signature page to this Amendment by no later than the date and time specified by the Administrative Agent, an amendment fee in an amount equal to the amount previously disclosed to the Lenders.

(d) The Administrative Agent shall have received payment and/or reimbursement of the Administrative Agent’s and its affiliates’ fees and expenses (including, to the extent invoiced, reasonable and documented fees and expenses of counsel for the Administrative Agent) in accordance with the Loan Documents.

3.                  Representations and Warranties of the Borrowers. Each Borrower for itself hereby represents and warrants as follows:

(a) This Amendment and the Amended Credit Agreement constitute the legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) As of the date hereof and giving effect to the terms of this Amendment, (i) no Default or Event of Default has occurred and is continuing and (ii) the representations and warranties of the Borrowers set forth in the Amended Credit Agreement are true and correct in all material respects (provided that any representation or warranty qualified by materiality or Material Adverse Effect is true and correct in all respects) (except to the extent any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty is true and correct as of such earlier date).

4.                  Reference to and Effect on the Credit Agreement.

(a) Upon the effectiveness hereof, each reference to the Credit Agreement in the Credit Agreement or any other Loan Document shall mean and be a reference to the Amended Credit Agreement.

(b) Except as specifically amended above, each Loan Document and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c) Except as specifically provided above, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement, the Loan Documents or any other documents, instruments and agreements executed and/or delivered in connection therewith.

(d) This Amendment shall be a Loan Document.

5.                  Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York.

6.                  Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

2

7.                  Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, e-mailed.pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature Pages Follow]

3

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

HILLENBRAND, INC.,
as the Company

By	/s/ Theodore S. Haddad, Jr.
	Name:	Theodore S. Haddad, Jr.
	Title:	Vice President and Treasurer

Signature Page to Amendment No. 4 to

Third Amended and Restated Credit Agreement

(Hillenbrand, Inc., et al.)

Hillenbrand Luxembourg S.À R.L.,
as a Subsidiary Borrower

By	/s/ Theodore S. Haddad, Jr.
	Name:	Theodore S. Haddad, Jr.
	Title:	Category A Manager

Signature Page to Amendment No. 4 to

Third Amended and Restated Credit Agreement

(Hillenbrand, Inc., et al.)

COPERION K-Tron (Schweiz) GmbH,
as a Subsidiary Borrower

By	/s/ Theodore S. Haddad, Jr.
	Name:	Theodore S. Haddad, Jr.
	Title:	Authorised Signatory

Signature Page to Amendment No. 4 to

Third Amended and Restated Credit Agreement

(Hillenbrand, Inc., et al.)

Hillenbrand Switzerland GmbH,
as a Subsidiary Borrower

By	/s/ Theodore S. Haddad, Jr.
	Name:	Theodore S. Haddad, Jr.
	Title:	Chairman of the Board of Managing Officers

Signature Page to Amendment No. 4 to

Third Amended and Restated Credit Agreement

(Hillenbrand, Inc., et al.)

Batesville Canada Ltd.,
as a Subsidiary Borrower

By	/s/ Theodore S. Haddad, Jr.
	Name:	Theodore S. Haddad, Jr.
	Title:	Treasurer

Signature Page to Amendment No. 4 to
Third Amended and Restated Credit Agreement

(Hillenbrand, Inc., et al.)

JeffREy Rader Canada Company,
as a Subsidiary Borrower

By	/s/ Theodore S. Haddad, Jr.
	Name:	Theodore S. Haddad, Jr.
	Title:	Assistant Treasurer

Signature Page to Amendment No. 4 to

Third Amended and Restated Credit Agreement

(Hillenbrand, Inc., et al.)

Rotex Europe Ltd,
as a Subsidiary Borrower

By	/s/ Theodore S. Haddad, Jr.
	Name:	Theodore S. Haddad, Jr.
	Title:	Authorised Signatory

Signature Page to Amendment No. 4 to

Third Amended and Restated Credit Agreement

(Hillenbrand, Inc., et al.)

COPERION GMBH,
as a Subsidiary Borrower

By	/s/ Kimberly Karen Ryan
	Name:	Kimberly Karen Ryan
	Title:	Managing Director

Signature Page to Amendment No. 4 to

Third Amended and Restated Credit Agreement

(Hillenbrand, Inc., et al.)

HILLENBRAND GERMANY HOLDING GMBH,
as a Subsidiary Borrower

By	/s/ Kimberly Karen Ryan
	Name:	Kimberly Karen Ryan
	Title:	Managing Director

Signature Page to Amendment No. 4 to

Third Amended and Restated Credit Agreement

(Hillenbrand, Inc., et al.)

JPMORGAN CHASE BANK, N.A.,
individually as a Lender and as Administrative
Agent

By	/s/ Erik Barragan
Name:	Erik Barragan
Title:	Authorized Officer

Signature Page to Amendment No. 4 to

Third Amended and Restated Credit Agreement

(Hillenbrand, Inc., et al.)

CITIZENS BANK, N.A.,
as a Lender

By	/s/ Megan Livingston
Name:	Megan Livingston
Title:	SVP

Signature Page to Amendment No. 4 to

Third Amended and Restated Credit Agreement

(Hillenbrand, Inc., et al.)

BMO HARRIS FINANCING, INC.,
as a Lender

By	/s/ Betsy Phillips
Name:	Betsy Phillips
Title:	Director

Signature Page to Amendment No. 4 to

Third Amended and Restated Credit Agreement

(Hillenbrand, Inc., et al.)

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender

By	/s/ Shaun Kleinman
Name:	Shaun Kleinman
Title:	Senior Vice President

Signature Page to Amendment No. 4 to

Third Amended and Restated Credit Agreement

(Hillenbrand, Inc., et al.)

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By	/s/ Derek Jones
Name:	Derek Jones
Title:	Vice President

Signature Page to Amendment No. 4 to

Third Amended and Restated Credit Agreement

(Hillenbrand, Inc., et al.)

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By	/s/ Terrence Ward
Name:	Terrence Ward
Title:	Senior Vice President

Signature Page to Amendment No. 4 to

Third Amended and Restated Credit Agreement

(Hillenbrand, Inc., et al.)

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By	/s/ Jun Ashley
Name:	Jun Ashley
Title:	Director

Signature Page to Amendment No. 4 to

Third Amended and Restated Credit Agreement

(Hillenbrand, Inc., et al.)

TRUIST BANK (formerly known as Branch Banking and Trust Company), as a Lender

By	/s/ Matthew J. Davis
Name:	Matthew J. Davis
Title:	Senior Vice President

Signature Page to Amendment No. 4 to

Third Amended and Restated Credit Agreement

(Hillenbrand, Inc., et al.)

COMMERZBANK AG, NEW YORK BRANCH, as a Lender

By	/s/ Mathew Ward
Name:	Mathew Ward
Title:	Director

By	/s/ Robert Sullivan
Name:	Robert Sullivan
Title:	Vice President

Signature Page to Amendment No. 4 to
Third Amended and Restated Credit Agreement

(Hillenbrand, Inc., et al.)

FIFTH THIRD BANK, NATIONAL ASSOCIATION as a Lender

By	/s/ J. David Izard
Name:	J. David Izard
Title:	Managing Director

Signature Page to Amendment No. 4 to
Third Amended and Restated Credit Agreement

(Hillenbrand, Inc., et al.)

BANK OF AMERICA, N.A., as a Lender

By	/s/ Brian D. Smith
Name:	Brian D. Smith
Title:	Senior Vice President

Signature Page to Amendment No. 4 to
Third Amended and Restated Credit Agreement

(Hillenbrand, Inc., et al.)

SANTANDER BANK, NATIONAL ASSOCIATION, as a Lender

By	/s/ Donna Cleary
Name:	Donna Cleary
Title:	Senior Vice President

Signature Page to Amendment No. 4 to
Third Amended and Restated Credit Agreement

(Hillenbrand, Inc., et al.)

EXHIBIT A

Consent and Reaffirmation

Each of the undersigned hereby acknowledges receipt of a copy of the foregoing Amendment No. 4 to the Third Amended and Restated Credit Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of August 28, 2019, by and among Hillenbrand, Inc. (the “Company”), the Subsidiary Borrowers (collectively with the Company, the “Borrowers”), the Lenders and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), which Amendment No. 4 is dated as of May 19, 2020 and is by and among the Borrowers, the financial institutions listed on the signature pages thereof and the Administrative Agent (the “Amendment”). Capitalized terms used in this Consent and Reaffirmation and not defined herein shall have the meanings given to them in the Credit Agreement. Without in any way establishing a course of dealing by the Administrative Agent or any Lender, each of the undersigned consents to the Amendment and reaffirms the terms and conditions of the Subsidiary Guaranty and any other Loan Document executed by it and acknowledges and agrees that the Subsidiary Guaranty and each and every such Loan Document executed by the undersigned in connection with the Credit Agreement remains in full force and effect and is hereby reaffirmed, ratified and confirmed. All references to the Credit Agreement contained in the above-referenced documents shall be a reference to the Credit Agreement as so modified by the Amendment and as the same may from time to time hereafter be amended, modified or restated.

This Consent and Reaffirmation shall be construed in accordance with and governed by the law of the State of New York. This Consent and Reaffirmation may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Consent and Reaffirmation by telecopy, e-mailed.pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Consent and Reaffirmation.

Dated May 19, 2020

[Signature Page Follows]

IN WITNESS WHEREOF, this Consent and Reaffirmation has been duly executed and delivered as of the day and year above written.

BATESVILLE SERVICES, INC.		BATESVILLE CASKET COMPANY, INC.

By:	/s/ Theodore S. Haddad, Jr.	By:	/s/ Theodore S. Haddad, Jr.
Name: Theodore S. Haddad, Jr.		Name: Theodore S. Haddad, Jr.
Title: Vice President and Treasurer		Title: Vice President and Treasurer

BATESVILLE MANUFACTURING, INC.		PROCESS EQUIPMENT GROUP, INC.

By:	/s/ Theodore S. Haddad, Jr.	By:	/s/ Theodore S. Haddad, Jr.
Name: Theodore S. Haddad, Jr.		Name: Theodore S. Haddad, Jr.
Title: Vice President and Treasurer		Title: Treasurer

K-TRON INVESTMENT CO.		ROTEX GLOBAL, LLC

By:	/s/ Theodore S. Haddad, Jr.	By:	/s/ Theodore S. Haddad, Jr.
Name: Theodore S. Haddad, Jr.		Name: Theodore S. Haddad, Jr.
Title: Assistant Treasurer		Title: Assistant Treasurer

coperion k-tron pitman, inc.		terrasource global corporation

By:	/s/ Theodore S. Haddad, Jr.	By:	/s/ Theodore S. Haddad, Jr.
Name: Theodore S. Haddad, Jr.		Name: Theodore S. Haddad, Jr.
Title: Assistant Treasurer		Title: Assistant Treasurer

coperion corporation		RED VALVE COMPANY, INC.

By:	/s/ Theodore S. Haddad, Jr.	By:	/s/ Theodore S. Haddad, Jr.
Name: Theodore S. Haddad, Jr.		Name: Theodore S. Haddad, Jr.
Title: Vice President and Assistant Treasurer		Title: Assistant Treasurer

Signature Page to Consent and Reaffirmation to Amendment No. 4 to

Third Amended and Restated Credit Agreement

(Hillenbrand, Inc., et al.)

ANNEX A

Attached

ARTICLE I

Definitions

SECTION 1.01.Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Commitment Lender” is defined in Section 2.25(d).

“Acquisition-Related Incremental Term Loans” has the meaning assigned to such term in Section 2.20.

“Adjusted Covenant Period” has the meaning assigned to such term in Section 6.10.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreed Currencies” means (i) Dollars, (ii) euro, (iii) Pounds Sterling, (iv) Swiss Francs, (v) Canadian Dollars, (vi) Japanese Yen and (vii) any other currency (x) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars, (y) for which a LIBOR Screen Rate is available pursuant to the definition of “LIBO Rate” in the Administrative Agent’s reasonable determination (subject to the terms of Section 2.14) and (z) that is agreed to by the Administrative Agent and each of the Revolving Lenders.

“Agreement” has the meaning assigned to such term in the introductory paragraph.

“Airport Access and Use Agreement” means that certain Airport Access and Use Agreement dated on or about March 21, 2008 by and between Hill-Rom and Batesville Services.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period in Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBOR Screen Rate (or if the LIBOR Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than ~~1.00~~1.75%, such rate shall be deemed to be ~~1.00~~1.75% for purposes of this Agreement.

“Alternative Rate” has the meaning assigned to such term in Section 2.14(a).

“Amendment No. 1 Effective Date” means October 8, 2019.

“Amendment No. 4 Effective Date” means May 19, 2020.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable LC Sublimit” means, as of the Effective Date (i) with respect to JPMorgan Chase Bank, N.A. in its capacity as an Issuing Bank under this Agreement, $28,600,000, (ii) with respect to Citizens Bank, N.A. in its capacity as an Issuing Bank under this Agreement, $28,600,000, (iii) with respect to Wells Fargo Bank, National Association in its capacity as an Issuing Bank under this Agreement, $28,600,000, (iv) with respect to PNC Bank, National Association in its capacity as an Issuing Bank under this Agreement, $28,600,000, (v) with respect to HSBC Bank USA, National Association in its capacity as an Issuing Bank under this Agreement, $28,600,000, (vi) with respect to U.S. Bank National Association in its capacity as an Issuing Bank under this Agreement, $28,600,000, (vii) with respect to BMO Harris Financing, Inc. in its capacity as an Issuing Bank under this Agreement, $28,600,000 and (viii) with respect to any other Person that becomes an Issuing Bank pursuant to the terms of this Agreement, such amount as agreed to in writing by the Company, the Administrative Agent and such Person at the time such Person becomes an Issuing Bank pursuant to the terms of the Agreement, as each of the foregoing amounts may be decreased or increased from time to time with the written consent of the Company, the Administrative Agent and the Issuing Banks (provided that any increase in the Applicable LC Sublimit with respect to any Issuing Bank (and any decrease in the Applicable LC Sublimit with respect to any Issuing Bank after any such increase in the Applicable LC Sublimit of such Issuing Bank so long as such decrease would not cause the Applicable LC Sublimit of such Issuing Bank to be less than its Applicable LC Sublimit as of the Effective Date) shall only require the consent of the Company, the Administrative Agent and such Issuing Bank).

“Applicable Maturity Date” has the meaning assigned to it in Section 2.25(a).

“Applicable Parties” has the meaning assigned to such term in Section 8.02(c).

“Applicable Payment Office” means, (a) in the case of a Canadian Revolving Borrowing, the Canadian Payment Office and (b) in the case of a Eurocurrency Borrowing (including for Designated Loans), the applicable Eurocurrency Payment Office.

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure or Swingline Loans, the percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments); (b) with respect to the Term A-1 Loans, (i) at any time prior to the funding of the Term A-1 Loans on the Term Loan Funding Date, a percentage equal to a fraction the numerator of which is such Lender’s Term A-1 Loan Commitment and the denominator of which is the aggregate Term A-1 Loan Commitments of all Term A-1 Lenders and (ii) at any time after the funding of the Term A-1 Loans on the Term Loan Funding Date, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term A-1 Loans and the denominator of which is the aggregate outstanding principal amount of the Term A-1 Loans of all Term A-1 Lenders and (c) with respect to the Term A-2 Loans, (i) at any time prior to the funding of the Term A-2 Loans on the Term Loan Funding Date, a percentage equal to a fraction the numerator of which is such Lender’s Term A-2 Loan Commitment and the denominator of which is the aggregate Term A-2 Loan Commitments of all Term A-2 Lenders and (ii) at any time after the funding of the Term A-2 Loans on the Term Loan Funding Date, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term A-2 Loans and the denominator of which is the aggregate outstanding principal amount of the Term A-2 Loans of all Term A-2 Lenders.

“Applicable Rate” means:

(a) for any day, with respect to any Eurocurrency Revolving Loan, any BA Equivalent Revolving Loan, any ABR Revolving Loan, any Canadian Base Rate Revolving Loan or with respect to any Commercial Letter of Credit or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency/BA Equivalent Revolving Spread”, “ABR/Canadian Base Rate Revolving Spread”, “Facility Fee Rate” or “Commercial Letter of Credit Rate”, as the case may be, based upon the Leverage Ratio applicable on such date:

	Leverage Ratio:	Eurocurrency / BA Equivalent Revolving Spread	ABR / Canadian Base Rate Revolving Spread	Commercial Letter of Credit Rate	Facility Fee Rate
Category 1:	< 1.00 to 1.00	0.90%	0%	0.6375%	0.10%
Category 2:	≥ 1.00 to 1.00 but < 1.50 to 1.00	1.00%	0%	0.7125%	0.125%
Category 3:	≥ 1.50 to 1.00 but < 2.00 to 1.00	1.10%	0.10%	0.7875%	0.15%
Category 4:	≥ 2.00 to 1.00 but < 2.50 to 1.00	1.175%	0.175%	0.84375%	0.20%
Category 5:	≥ 2.50 to 1.00 but < 3.00 to 1.00	1.275%	0.275%	0.90%	0.225%
Category 6:	≥ 3.00 to 1.00 but < 4.00 to 1.00	~~1.50~~1.70%	~~0.50~~0.70%	~~1.05~~1.30%	~~0.25~~0.30%

Category 7:	≥4.00 to 1.00 but < 4.50 to 1.00	~~1.60~~1.775%	~~0.60~~0.775%	~~1.15~~1.40%	~~0.275~~0.35%
Category 8:	≥ 4.50 to 1.00	1.975%	0.975%	1.65%	0.40%

(b) for any day, with respect to any Eurocurrency Term A-1 Loan or any ABR Term A-1 Loan, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Term A-1 Loan Spread”, “ABR Term A-1 Loan Spread”, as the case may be, based upon the Leverage Ratio applicable on such date:

	Leverage Ratio:	Eurocurrency Term A-1 Loan Spread	ABR Term A-1 Loan Spread
Category 1:	< 1.00 to 1.00	1.00%	0%
Category 2:	≥ 1.00 to 1.00 but < 1.50 to 1.00	1.125%	0.125%
Category 3:	≥ 1.50 to 1.00 but < 2.00 to 1.00	1.25%	0.25%
Category 4:	≥ 2.00 to 1.00 but < 2.50 to 1.00	1.375%	0.375%
Category 5:	≥ 2.50 to 1.00 but < 3.00 to 1.00	1.50%	0.50%
Category 6:	≥ 3.00 to 1.00 but < 4.00 to 1.00	~~1.75~~2.00%	~~0.75~~1.00%
Category 7:	≥4.00 to 1.00 but < 4.50 to 1.00	~~1.875~~2.125%	~~0.875~~1.125%
Category 8:	≥ 4.50 to 1.00	2.375%	1.375%

(c) for any day, with respect to any Eurocurrency Term A-2 Loan or any ABR Term A-2 Loan, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Term

A-2 Loan Spread”, “ABR Term A-2 Loan Spread”, as the case may be, based upon the Leverage Ratio applicable on such date:

	Leverage Ratio:	Eurocurrency Term A-2 Loan Spread	ABR Term A-2 Loan Spread
Category 1:	< 1.00 to 1.00	0.875%	0%

Category 2:	≥ 1.00 to 1.00 but < 1.50 to 1.00	1.00%	0%
Category 3:	≥ 1.50 to 1.00 but < 2.00 to 1.00	1.125%	0.125%
Category 4:	≥ 2.00 to 1.00 but < 2.50 to 1.00	1.25%	0.25%
Category 5:	≥ 2.50 to 1.00 but < 3.00 to 1.00	1.375%	0.375%
Category 6:	≥ 3.00 to 1.00 but < 4.00 to 1.00	~~1.625~~1.875%	~~0.625~~0.875%
Category 7:	≥4.00 to 1.00 but < 4.50 to 1.00	~~1.75~~2.00%	~~0.75~~1.00%
Category 8:	≥ 4.50 to 1.00	2.25%	1.25%

For purposes of the foregoing clauses (a), (b) and (c),

(i)  if at any time the Company fails to deliver the Financials by the date the Financials are due pursuant to Section 5.01, Category ~~7~~8 shall be deemed applicable for the period commencing three (3) Business Days after the required date of delivery and ending on the date which is three (3) Business Days after the Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;

(ii)  adjustments, if any, to the Category then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change);

(iii)  notwithstanding the foregoing, Category 1 shall be deemed to be applicable from and after the Effective Date (or, solely with respect to Term A-2 Loans, from and after the Amendment No. 1 Effective Date) until the Administrative Agent’s receipt of the Financials for the Company’s fiscal year ending on or about September 30, 2019 and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs; ~~and~~

(iv)  notwithstanding the foregoing (including the immediately preceding clause (iii)), Category 6 shall be deemed to be applicable from and after the Term Loan Funding Date until the Administrative Agent’s receipt of the Financials for the Company’s first fiscal quarter ending after the Term Loan Funding Date and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs (i) and (ii)~~.~~; and

(v)  notwithstanding the foregoing, it is understood and agreed that with respect to the Financials delivered by the Company for the fiscal quarter of the Company ending on June 30, 2020 and the fiscal year of the Company ending on September 30, 2020, to the extent that such Financials demonstrate that any of Category 6, Category 7, or Category 8 are applicable, then such Category shall be applicable, but to the extent that such Financials demonstrate that any of Category 1, Category 2, Category 3, Category 4 or Category 5 are applicable, then such Category shall not be applicable and instead Category 6 shall be deemed to be applicable.

“Approved Electronic Platform” has the meaning assigned to such term in Section 8.02(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arranger” means each of JPMorgan Chase Bank, N.A., Citizens Bank, N.A. and Wells Fargo Securities, LLC in its capacity as a joint bookrunner and a joint lead arranger hereunder.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, in respect of any capital lease of any Person, the capitalized amount thereof that would appear on the balance sheet of such Person prepared as of such date in accordance with GAAP.

“Augmenting Lender” has the meaning assigned to such term in Section 2.20.

“Auto Extension Letter of Credit” has the meaning assigned to such term in Section 2.06(c).

“BA Equivalent”, when used in reference to any Loan or Borrowing, means that such Loan bears, or the Loans comprising such Borrowing bear, interest at a rate determined by reference to the BA Rate.

“BA Rate” means, with respect to any Interest Period for any BA Equivalent Revolving Loan (a) in the case of any Lender named in Schedule I of the Bank Act (Canada), the rate per annum determined by the Administrative Agent by reference to the average annual rate applicable to Canadian Dollar bankers’ acceptances having a term comparable to such Interest Period quoted on the Reuters Screen “CDOR Page” (or such other page as may replace such page on such screen for the purpose of displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances) at 10:00 a.m. on the date of the commencement of such Interest Period (the “Canadian Dollar Offered Rate”) and (b) in the case of any other Lender, the sum of (A) the Canadian Dollar Offered Rate plus (B) 0.10%; provided that if the BA Rate is at any time less than ~~zero~~0.75%, the BA Rate shall be deemed to be ~~zero~~0.75% for the purposes of this Agreement. If such rates do not appear on the Reuters Screen at such time, the Canadian Dollar Offered Rate shall be the rate of interest determined by the Administrative Agent that is equal to the average (rounded upwards to the nearest 1/100 of 1%) quoted by the banks listed in Schedule I of the Bank Act (Canada) that are also Lenders in respect of Canadian Dollar bankers’ acceptances with a term comparable to such Interest Period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an EEA Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule~~.~~ and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bengal” means Milacron Holdings Corp., a Delaware corporation.

“Bengal Acquisition” means the acquisition of all of the outstanding equity interests of Bengal by the Company (through the merger of its Subsidiary Bengal Holding and Bengal, with Bengal as the surviving corporation) pursuant to the Bengal Acquisition Agreement.

“Bengal Acquisition Agreement” means the Agreement and Plan of Merger, dated as of July 12, 2019 (together with all exhibits, schedules and disclosure letters thereto), by and among Bengal, the Company and Bengal Holding, as in effect on July 12, 2019.

“Bengal Acquisition Agreement Representations” means such of the representations made by or with respect to Bengal and its subsidiaries in the Bengal Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that (x) the Company (or a Subsidiary) has the right to terminate the Company’s (or such Subsidiary’s) obligations under the Bengal Acquisition Agreement as a result of the failure of such representations to be accurate or (y) the Company (or a

“Canadian Dollars” or “Cdn.$” means the lawful currency of Canada.

“Canadian Payment Office” of the Administrative Agent means the office, branch, affiliate or correspondent bank of the Administrative Agent for Canadian Revolving Loans as specified from time to time by the Administrative Agent to the Company and each Lender.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the average rate for 30 day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto time on such day, plus 1% per annum; provided, that if any of the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Rate, respectively.

“Canadian Revolving Borrowing” means a Borrowing of Canadian Revolving Loans.

“Canadian Revolving Loan” means a Revolving Loan denominated in Canadian Dollars and made to a Canadian Borrower.

“Canadian Subsidiary” means any Subsidiary that is organized under the laws of Canada or any province or territory thereof.

“Canadian Swingline Loan” means a Loan made to a Canadian Borrower in Canadian Dollars pursuant to Section 2.05.

“CDOR Screen Rate” means, for the relevant Interest Period, the Canadian deposit offered rate which, in turn means on any day the rate per annum equal to the average rate for bankers acceptances for a tenor equal in length to such Interest Period as displayed on Reuters Screen CDOR Page (or, in the event such rate does not appear on such Reuters page, any successor or substitute page on such screen or service that displays such rate, or other appropriate page of such other information service that publishes such rate as shall be selected from time to time by the Administrative Agent in consultation with the Company), as of 10:00 a.m. (Toronto, Ontario time) on the Quotation Day for such Interest Period; provided that (x) if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 a.m. (Toronto, Ontario time) on the Quotation Day for such Interest Period at which a Canadian chartered bank listed on Schedule I of the Bank Act (Canada) (as selected by the Administrative Agent in consultation with the Company) is then offering to purchase Canadian Dollar bankers’ acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term) and (y) if the CDOR Screen Rate is at any time less than ~~zero~~0.75%, the CDOR Screen Rate shall be deemed to be ~~zero~~0.75% for the purposes of this Agreement.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Effective Date) other than any member or members of the Hillenbrand Family Group, of Equity Interests representing more than 40% of the changes that are the substantial equivalent of each of the following changes are made to the corresponding provision of both the “LG Facility Agreement” and the “Shelf Agreement”, in each case as defined in the Company’s most recent applicable filings with the SEC and (2) the Administrative Agent shall have received from the Company an executed copy of each such amendment making such conforming changes, in each case such amendment being confirmed by the Company in writing to be effective:

(I)     clause (vii) will be amended to delete the reference to “$20,000,000 during any Reference Period” therein and replace such reference with a reference to “ten percent (10%) of Consolidated EBITDA for any Reference Period (as calculated without giving effect to the add-back of any item pursuant to this clause (vii))”; and

(II)   a new clause (viii) will be inserted immediately following clause (vii) as follows: “and (viii) M&A, legal and other out-of-pocket transaction fees and expenses of the Company and Bengal relating to the Bengal Acquisition and any financing related thereto (including, without limitation, any issuance, incurrence or repayment of any Indebtedness by the Company, Bengal or their respective Subsidiaries, the amortization of any deferred financing charges, and/or any refinancing transaction or modification or amendment of any debt instrument (including any transaction undertaken but not completed) related thereto)”.

Notwithstanding the foregoing, the following change shall be automatically deemed to be made to the definition of “Consolidated EBITDA” on, and with effect as of, the date on which (1) changes that are the substantial equivalent of the following change is made to the corresponding provision of both the “LG Facility Agreement” and the “Shelf Agreement”, in each case as defined in the Company’s most recent applicable filings with the SEC and (2) the Administrative Agent shall have received from the Company an executed copy of each such amendment making such conforming change, in each case such amendment being confirmed by the Company in writing to be effective:

(I) clause (vii) will be amended and restated in its entirety to read as “(vii) (A) cash fees, costs, expenses, premiums, penalties or other losses incurred in connection with any acquisition, any asset sale or other disposition, any recapitalization, any investment, any issuance of equity interests by the Company or any issuance, incurrence or repayment of any Indebtedness by the Company or its Subsidiaries, the amortization of any deferred financing charges, and/or any refinancing transaction or modification or amendment of any debt instrument (including any transaction undertaken but not completed) and (B) non-recurring or unusual expenses, charges or losses in an aggregate amount for clauses (A) and (B) not to exceed ten percent (10%) of Consolidated EBITDA for any Reference Period (as calculated without giving effect to the add-back of any item pursuant to this clause (vii)) (provided that it is understood and agreed that, in connection with determining the amount of non-recurring or unusual expenses, charges and losses (any such expenses, charges and losses being referred to as “Specified Expenses” for purposes of this clause (vii)) that may be added back to Consolidated EBITDA pursuant to subclause (B) of this clause (vii), (1) for the Reference Period ending June 30, 2020, (x) the Specified Expenses actually incurred by the Company and its Subsidiaries during the fiscal quarters of the Company ending September 30, 2019, December 31, 2019 and March 31, 2020 shall be added back to Consolidated EBITDA and shall not be counted against the foregoing 10% limitation and (y) the Specified Expenses actually incurred by the Company and its Subsidiaries during the fiscal quarter of the Company ending June 30, 2020 shall be counted against, and shall be subject to, the foregoing 10% limitation, (2) for the Reference Period ending September 30, 2020, (x) the Specified Expenses actually incurred by the Company and its Subsidiaries during the fiscal quarters of the Company ending December 31, 2019 and March 31, 2020 shall be added back to Consolidated EBITDA and shall not be counted against the foregoing 10% limitation and (y) the Specified Expenses actually incurred by the Company and its Subsidiaries during the fiscal quarters of the Company ending June 30, 2020 and September 30, 2020 shall be counted against, and shall be subject to, the foregoing 10% limitation and (3) for the Reference Period ending December 31, 2020, (x) the Specified Expenses actually incurred by the Company and its Subsidiaries during the fiscal quarter of the Company ending March 31, 2020 shall be added back to Consolidated EBITDA and shall not be counted against the foregoing 10% limitation and (y) the Specified Expenses actually incurred by the Company and its Subsidiaries during the fiscal quarters of the Company ending June 30, 2020, September 30, 2020 and December 31, 2020 shall be counted against, and shall be subject to, the foregoing 10% limitation)”.

“Consolidated Indebtedness” means at any time the aggregate Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP.

“Consolidated Interest Expense” means, with reference to any period, the interest payable on, and amortization of debt discount in respect of, all Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP. In the event that the Company or any Subsidiary shall have completed a Material Acquisition or a Material Disposition since the beginning of the relevant period, Consolidated Interest Expense shall be determined for such period on a pro forma basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period.

“Consolidated Revenues” means, with reference to any period, total revenues of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Tangible Assets” means, as of any date of determination thereof, Consolidated Total Assets minus the Intangible Assets of the Company and its Subsidiaries on such date.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Corporation Tax Act 2009” means the Corporation Tax Act 2009 of the United Kingdom.

“Covenant Relief Period” means the period commencing on the Amendment No. 4 Effective Date and ending on January 1, 2022.

banks in such market (provided that, if such rate shall be less than ~~zero~~0.75%, such rate shall be deemed to be ~~zero~~0.75% for the purposes of this Agreement) plus (ii) the Applicable Rate for Eurocurrency Borrowings.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Subsidiary” means (i) any Domestic Foreign Holdco Subsidiary and (ii) any Domestic Subsidiary of the Company so long as (a) its acting as a Subsidiary Guarantor under this Agreement would violate any law, rule or regulation applicable to such Domestic Subsidiary or would be prohibited by any contractual restriction or obligation in effect on the Effective Date and applicable to such Domestic Subsidiary and (b) the Administrative Agent shall have received a certificate of a Financial Officer of the Company to the effect that, based on advice of outside counsel, such Domestic Subsidiary acting as a Subsidiary Guarantor under this Agreement would cause such a violation or would be so prohibited as described in the foregoing clause (a).

“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender (including a Participant treated as a Lender pursuant to Section 9.04(c)), U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by any Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) any Canadian federal withholding Taxes imposed on the payment as a result of having been made to a Recipient that, at the time of making such payment, (i) is a person with which a Loan Party does not deal at arm’s length (for the purposes of the Income Tax Act (Canada)), or (ii) is a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of a Loan Party or does not deal at arm’s length (for the purposes of the Income Tax Act (Canada)) with such a “specified shareholder” (other than where the non-arm’s length relationship arises, or where the Recipient is a “specified shareholder” or does not deal at arm’s length with a “specified shareholder”, in connection with or as a result of the Recipient having become a party to, received or perfected a security interest under or received or enforced any rights under, a Loan Document), (d) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Borrowing in accordance with Section 2.08, which shall be substantially in the form attached hereto as Exhibit B-2 or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Eurocurrency Loan (including a Eurocurrency Swingline Loan) or BA Equivalent Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing or BA Equivalent Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (c) with respect to any Swingline Loan (other than a Eurocurrency Swingline Loan), the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means (a) with respect to any Eurocurrency Borrowing (other than a Swingline Loan) or a BA Equivalent Borrowing, the period commencing on the date of such Borrowing and ending on the day that is seven (7) days (such seven (7) day period solely in the case of a Eurocurrency Borrowing and not in the case of a BA Equivalent Borrowing) thereafter or the numerically corresponding day in the calendar month that is one, two, three or six months (or, if acceptable to each Lender, nine or twelve months or a period of less than one month (other than a seven (7) day period in the case of a Eurocurrency Borrowing)) thereafter, as the applicable Borrower (or the Company on behalf of the applicable Borrower) may elect and (b) with respect to any Eurocurrency Swingline Loan, the period commencing on the date of such Loan and ending on the date one (1) day or seven (7) days thereafter, as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing (other than a Eurocurrency Swingline Loan) or a BA Equivalent Borrowing, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing (other than a Eurocurrency Swingline Loan) or BA Equivalent Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which the applicable Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which the applicable Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time; provided that if any Interpolated Rate shall be less than ~~zero~~0.75%, such rate shall be deemed to be ~~zero~~0.75% for purposes of this Agreement. When determining the rate for a period which is less than the shortest period for which the applicable Screen Rate is available, the applicable Screen Rate for purposes of clause (a) above shall be deemed to be the overnight screen rate where “overnight screen rate” means the overnight rate determined by the Administrative Agent from such service as the Administrative Agent may select.

“IRS” means the United States Internal Revenue Service.

pursuant to an Assignment and Assumption or other documentation contemplated hereby. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Banks.

“Letter of Credit” means any Commercial Letter of Credit or Standby Letter of Credit. “Leverage Ratio” has the meaning assigned to such term in Section 6.10(a).

“LIBO Rate” means, for any day and time, with respect to (a) any Eurocurrency Borrowing denominated in any Agreed Currency (other than Canadian Dollars) and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such Agreed Currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, on the Quotation Day for such Agreed Currency and Interest Period; provided that, if the LIBOR Screen Rate shall be less than ~~zero~~0.75%, such rate shall be deemed to be ~~zero~~0.75% for the purposes of this Agreement and (b) any Eurocurrency Borrowing denominated in Canadian Dollars and for any applicable Interest Period, the CDOR Screen Rate on the Quotation Day for such currency and Interest Period; provided that, if the CDOR Screen Rate as so determined would be less than ~~zero~~0.75%, such rate shall be deemed to be ~~zero~~0.75% for purposes of this Agreement; provided further that if the relevant Screen Rate shall not be available at the applicable time for the applicable Interest Period (the “Impacted Interest Period”), then such Screen Rate for such Agreed Currency and such Interest Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than ~~zero~~0.75%, such rate shall be deemed to be ~~zero~~0.75% for the purposes of this Agreement. It is understood and agreed that if in any instance the LIBO Rate cannot be determined pursuant to the terms of this definition, Section 2.14 will govern how to determine the LIBO Rate (or an alternative rate of interest to be used in substitution for the LIBO Rate, as applicable) in such instance.

“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Conditionality Acquisition” means any acquisition by the Company or any Subsidiary (a) that is permitted by this Agreement and (b) for which the Company has determined, in good faith, that limited conditionality is reasonably necessary or advisable.

“Limited Conditionality Acquisition Agreement” means, with respect to any Limited Conditionality Acquisition, the definitive acquisition agreement, purchase agreement or similar agreement in respect thereof.

“Liquidity Amount” means, as of any date of determination, the lesser of (i) the sum of (a) 100% of the unrestricted and unencumbered cash and cash equivalents maintained by the Company and its Subsidiaries in the United States as of such date, plus (b) 70% of the unrestricted and unencumbered cash and cash equivalents maintained by the Company and its Subsidiaries outside of the

United States as of such date and (ii) $100,000,000; provided however, that amounts calculated under this definition shall exclude any amounts that would not be considered “cash” or “cash equivalents” as recorded on the books of the Company or the applicable Subsidiary.

Notwithstanding the foregoing, the following change shall be automatically deemed to be made to the definition of “Liquidity Amount” on, and with effect as of, the date on which (1) changes that are the substantial equivalent of the following change is made to the corresponding provision of both the “LG Facility Agreement” and the “Shelf Agreement”, in each case as defined in the Company’s most recent applicable filings with the SEC and (2) the Administrative Agent shall have received from the Company an executed copy of each such amendment making such conforming change, in each case such amendment being confirmed by the Company in writing to be effective:

(I) the reference to “$100,000,000” appearing therein will be replaced with a reference to “$175,000,000” in its place.

“Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, the Subsidiary Guaranty, any promissory notes issued pursuant to Section 2.10(e), any Letter of Credit applications and any and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered by a Loan Party to, or in favor of, the Administrative Agent or any Lenders. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Borrowers and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to any of the Borrowers pursuant to this Agreement.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars (other than Designated Loans), (ii) Toronto, Canada time in the case of a Loan, Borrowing or LC Disbursement denominated in Canadian Dollars made to, or for the account of, a Canadian Borrower and (iii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency (other than those denominated in Canadian Dollars and made to, or for the account of, a Canadian Borrower) and Designated Loans (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Luxembourg Borrower” means any Luxembourg Subsidiary that becomes a Subsidiary Borrower pursuant to Section 2.23 and that has not ceased to be a Subsidiary Borrower pursuant to such Section.

“Luxembourg Domiciliation Law” shall mean the Luxembourg law of May 31, 1999, as amended, regarding the domiciliation of companies.

“Luxembourg Insolvency Event” shall mean, with respect to any Luxembourg Borrower, (i) a situation of cessation of payments (cessation de paiements) and absence of access to credit (credit ébranlé) within the meaning of Article 437 of the Luxembourg Commercial Code, (ii) insolvency proceedings (faillite) within the meaning of Articles 437 ff. of the Luxembourg Commercial Code, (iii) controlled management (gestion contrôlée) within the meaning of the grand ducal regulation of 24 May profits (within the meaning given by section 19 of the Corporation Tax Act 2009); or

(c)       a Treaty Lender; or

(ii) a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Loan Document.

“Quotation Day” means, with respect to any Eurocurrency Borrowing for any Interest Period, (i) if the currency is Pounds Sterling or Canadian Dollars, the first day of such Interest Period, (ii) if the currency is euro, the day that is two (2) TARGET2 Days before the first day of such Interest Period, and (iii) for any other currency, two (2) Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the LIBO Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).

“Recast Regulation” means the regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) supplied to the Administrative Agent at its request by at least two Reference Banks as of the applicable time on the Quotation Day for Loans in the applicable currency and the applicable Interest Period as the rate at which the relevant Reference Bank could borrow funds in the London (or other applicable) interbank market in the relevant currency and for the relevant Interest Period, were it to do so by asking for and then accepting interbank offers in an amount approximately equal to the principal amount of the Eurocurrency Borrowing to which such Interest Period is to apply in that currency and for a period of time comparable to such Interest Period; provided that if the Reference Bank Rate shall be less than ~~zero~~0.75%, such rate shall be deemed to be ~~zero~~0.75% for purposes of this Agreement. For the avoidance of doubt, the Reference Bank Rate shall be deemed to be unavailable unless rates are provided by at least two Reference Banks.

“Reference Banks” means such banks as may be appointed by the Administrative Agent and reasonably acceptable to the Company. No Lender shall be obligated to be a Reference Bank without its consent.

“Reference Period” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Register” has the meaning assigned to such term in Section 9.04.

“Related Indemnified Party” has the meaning assigned to such term in Section 9.03(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective officers, directors, employees, advisors and agents of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, subject to Section 2.24, Lenders having Credit Exposures and unused Revolving Commitments, Term A-1 Loan Commitments and Term A-2 Loan Commitments representing more than 50% of the sum of the total Credit Exposures and unused Revolving Commitments, Term A-1 Loan Commitments and Term A-2 Loan Commitments at such time; provided that for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Revolving Commitments expire or terminate, then, as to each Lender, clause (a) of the definition of Swingline Exposure shall only be applicable for purposes of determining its Revolving Credit Exposure to the extent such Lender shall have funded its participation in the outstanding Swingline Loans.

“Required Revolving Lenders” means, at any time, subject to Section 2.24, Revolving Lenders having Revolving Credit Exposures and Revolving Commitments representing more than 50% of the sum of the Total Revolving Credit Exposure and Revolving Commitments at such time; provided that for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Revolving Commitments expire or terminate, then, as to each Lender, clause (a) of the definition of Swingline Exposure shall only be applicable for purposes of determining its Revolving Credit Exposure to the extent such Lender shall have funded its participation in the outstanding Swingline Loans.

“Required Term Lenders” means, subject to Section 2.24, at any time, Term Lenders having outstanding Term Loans (or, prior to funding of the Term Loans on the Term Loan Funding Date, Term Loan Commitments) representing more than 50% of the sum of the total outstanding principal amount of Term Loans (or, prior to the funding of the Term Loans on the Term Loan Funding Date, Term Loan Commitments) at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, a Financial Officer or a member of the senior management team of the Company or any other Person designated by any such Person in writing to the Administrative Agent and reasonably acceptable to the Administrative Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Subsidiary.

“Reuters” means Thomson Reuters Corp., Refinitiv or any successor thereto.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, in the amount set forth on Schedule 2.01 opposite such Lender’s name under the heading “Revolving Commitment”, or in the Assignment and Assumption contemplated hereby pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable, and giving effect to (a) any reduction in such amount from time to time pursuant to Section 2.09, (b) any increase from time to time pursuant to Section 2.20 and (c) any reduction or increase in such amount from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial aggregate amount of the Revolving Commitments on the Effective Date is $900,000,000.

under the relevant Treaty and shall not be treated as including any procedural formalities that need to be satisfied in relation to that Treaty.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate, the BA Rate or the Canadian Prime Rate.

“UK Borrower” means any UK Subsidiary that becomes a Subsidiary Borrower pursuant to Section 2.23 and that has not ceased to be a Subsidiary Borrower pursuant to such Section.

“UK Bank Levy” means the UK Tax known as the bank levy, introduced by the United Kingdom Finance Act 2011, in such form as it may be imposed and/or modified from time to time.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Insolvency Event” means:

(a)                   a UK Relevant Entity is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (other than any Credit Party under this Agreement) with a view to rescheduling any of its indebtedness. In this context, “unable to pay its debts” means that there are grounds on which such UK Relevant Entity would be deemed to be unable to pay its debts (as defined in Section 123(1) of the Insolvency Act 1986 of the United Kingdom) or on which a court would be satisfied that the value of such UK Relevant Entity’s assets is less than the amount of its liabilities, taking into account its contingent and prospective liabilities (as such term would be construed for the purposes of Section 123(2) of the Insolvency Act 1986);

(b)                  a moratorium is declared in respect of any indebtedness of any UK Relevant Entity; provided that, if a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by such moratorium;

(c)                   any corporate action, legal proceedings or other formal procedure or step is taken in relation to:

(i)       the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), but excluding any solvent reorganization or liquidation not prohibited by this Agreement, of any UK Relevant Entity;

(ii)             a composition, compromise, assignment or arrangement with any creditor of any UK Relevant Entity;

(iii)           the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any UK Relevant Entity, or any of its assets; or

(iv)           enforcement of any Lien securing Indebtedness for borrowed money in excess of £25,000,000 over any assets of any UK Relevant Entity,

or any analogous procedure or step is taken in any jurisdiction in respect of any UK Relevant Entity, save that this paragraph (c) shall not apply to any action, proceeding, procedure or formal step which is frivolous or vexatious and is discharged, stayed or dismissed within 21 days of commencement; or

(d)       any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a UK Relevant Entity, in each such case, where any such actions or process described in this clause (d) would reasonably be expected to result in a Material Adverse Effect.

“UK Non-Bank Lender” means:

(a)    a Lender (which falls within clause (i)(b) of the definition of Qualifying Lender) which is a party to this Agreement and which has provided a Tax Confirmation to the Company; and

(b)    where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Assignment and Assumption or Augmenting Lender Supplement (as the case may be) which it executes on becoming a Party.

“UK Relevant Entity” means any Subsidiary Borrower that is a UK Subsidiary or any other Borrower capable of becoming subject of an order for winding-up or administration under the Insolvency Act 1986.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Subsidiary” means any Subsidiary organized under the laws of England and Wales.

“UK Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed by the government of the United Kingdom or any political subdivision thereof.

“United States” or “U.S.” mean the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.19.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“VAT” means:

(a)                   any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)                  any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Value Added Tax Act 1994” means the Value Added Tax Act 1994 of the United Kingdom.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule., and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02.Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document in any Loan Document (including Exhibits and Schedules) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.Accounting Terms; GAAP; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (x) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (y) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, net of discounts and premiums and (ii) any obligations relating to a lease that was accounted for by such Person as an operating lease as of July 27, 2012 and any similar lease entered into after July 27, 2012 by such Person shall be accounted for as obligations relating to an operating lease and not as obligations relating to a capital lease; provided however, that the Company may elect, with notice to Administrative Agent to treat operating leases as capital leases in accordance with GAAP as in effect from time to time and, upon such election, and upon any subsequent change to GAAP therefor, the parties will enter into negotiations in good faith in an effort to preserve the original intent of the financial covenants set forth herein (it being understood and agreed that the treatment of operating leases be interpreted on the basis of GAAP as in effect on July 27, 2012 until such election shall have been withdrawn or such provision amended in accordance herewith).

(b) ~~All~~Except as otherwise provided herein, all pro forma computations required to be made hereunder giving effect to any acquisition or disposition, or issuance, incurrence, assumption or repayment of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, or issuance, incurrence, assumption or repayment of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section outstanding to it and no Foreign Subsidiary Borrower shall be responsible for any other Borrower’s failure to pay any interest due hereunder.

(l)       Interest in respect of Loans denominated in Dollars shall be paid in Dollars, and interest in respect of Loans denominated in a Foreign Currency shall be paid in such Foreign Currency.

SECTION 2.14.Alternate Rate of Interest.

(a)                If, on the earlier of a Quotation Day and two (2) Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing or a BA Equivalent Borrowing:

(x)                the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis), for a Loan in the applicable currency or for the applicable Interest Period;

( )                   the Administrative Agent shall seek to determine the applicable LIBO Rate on the Quotation Day for any Interest Period for a Eurocurrency Borrowing pursuant to the definition of “LIBO Rate”, such LIBO Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such Eurocurrency Borrowing for any reason, then the LIBO Rate shall be the Reference Bank Rate for such Interest Period for such Eurocurrency Borrowing; provided that if the Reference Bank Rate shall be less than ~~zero~~0.75%, such rate shall be deemed to be ~~zero~~0.75% for purposes of this Agreement; provided, further, however, that if less than two Reference Banks shall supply a rate to the Administrative Agent for purposes of determining the LIBO Rate for such Eurocurrency Borrowing; or in the case of a BA Equivalent Borrowing, that adequate and reasonable means do not exist for ascertaining the BA Rate for such Interest Period; or

(y)                the Administrative Agent is advised by the Required Lenders that (i) in the case of a Eurocurrency Borrowing, the Adjusted LIBO Rate or the LIBO Rate, as applicable, for a Loan in the applicable currency or for such Interest Period, or (ii) in the case of a BA Equivalent Borrowing, the BA Rate for such Interest Period, in either case will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist,

(A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and, unless repaid, such Borrowing shall:

Sanctions. The representations and warranties given in this Section 3.14 shall not be given (i) by any Loan Party or (ii) to any Lender to the extent that any such representation and warranty would result in any violation of, conflict with or liability under EU Regulation (EC) 2271/96, section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) or a similar anti-boycott statute.

SECTION 3.15.~~EEA~~Affected Financial Institutions. No Borrower is an ~~EEA~~Affected Financial Institution.

SECTION 3.16.Solvency. As of the Term Loan Funding Date, and immediately after giving effect to the Bengal Transactions and the incurrence of the indebtedness and obligations being incurred in connection with this Agreement and the Bengal Transactions on the Term Loan Funding Date, that, with respect to the Company and its Subsidiaries on a consolidated basis, (a) the sum of the liabilities of the Company and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the assets of the Company and its Subsidiaries, taken as a whole; (b) the capital of the Company and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Company and its Subsidiaries, taken as a whole, contemplated on the date hereof and (c) the Company and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes of this Section 3.16, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

ARTICLE IV

Conditions

SECTION 4.01.Effective Date. The effectiveness of the amendment and restatement of the Existing Credit Agreement in the form of this Agreement, and the obligations of the Lenders to make Loans (other than the Term Loans) and of the Issuing Banks to issue Letters of Credit hereunder, shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)                   The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other customary closing documents and certificates as the Administrative Agent shall reasonably request in connection with the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E (excluding those items set forth in Part E of such Exhibit E).

(b)                  The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) (i) of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Loan Parties, (ii) of Faegre Baker Daniels LLP, special Indiana counsel for the Loan Parties, (iii) Baker & McKenzie, Luxembourg counsel for the Loan Parties, (iv) Baker & McKenzie Zurich, Swiss counsel for the Loan Parties, (v) Osler Hoskin & Harcourt LLP, Canadian counsel for the Loan Parties, (vi) McInnes Cooper, Nova Scotia counsel for the Loan Parties, (vii) Skadden, Arps, Slate, Meagher & Flom (UK)

and (II) the fiscal quarters ended December 31, 2018, March 31, 2019 and June 30, 2019 and (2) Bengal has satisfied the foregoing applicable requirements with respect to (I) the fiscal year ended December 31, 2018 and (II) the fiscal quarters ended March 31, 2019 and June 30, 2019.

(i)                 The Administrative Agent shall have received (i) a pro forma condensed combined balance sheet of the Company and its Subsidiaries as of June 30, 2019, prepared after giving effect to the Bengal Transactions (including the acquisition of Bengal) as if the Bengal Transactions had occurred as of such date and (ii) pro forma condensed combined statements of income of the Company and its Subsidiaries as of and for (A) the twelve-month period ending on September 30, 2018 and (B) the nine-month period ending on June 30, 2019, prepared after giving effect to the Bengal Transactions (including the acquisition of Bengal) as if the Bengal Transactions had occurred as of October 1, 2017; provided that the pro forma financial information on form S-4 filed on October 11, 2019 by the Company has satisfied the foregoing requirements.

(j)                 All fees and expenses due and payable to the Administrative Agent and the Lenders that are required to be paid on or prior to the Term Loan Funding Date shall have been paid or shall have been authorized to be deducted from the proceeds of the Term Loans, so long as any such fees or expenses have been invoiced not less than three (3) Business Days prior to the Term Loan Funding Date (except as otherwise reasonably agreed by the Company).

(k)                The Term Loan Commitment Expiration Date shall not have occurred.

The Administrative Agent shall be entitled to rely on a certificate signed by the President, a Vice President or a Financial Officer of the Company certifying, in the manner described in such certificate, as to the accuracy of the matters set forth in clauses (b) through (f) of this Section 4.02 in making a determination of the satisfaction of the conditions precedent set forth in such clauses. The Administrative Agent shall notify the Company and the Lenders of the Term Loan Trigger Date, and such notice shall be conclusive and binding.

SECTION 4.03. Each Credit Event. The obligation of each Lender to make a Loan (other than (i) a Term Loan (which shall only be subject to the conditions set forth in Section 4.02) and (ii) an Acquisition-Related Incremental Term Loan made in accordance with, and subject to the terms and conditions of, Section 2.20) on the occasion of any Borrowing, and of the Issuing Banks to issue, amend or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)                The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on and as of the date such Loan is made or the date of issuance, amendment or extension of such Letter of Credit, as applicable (except to the extent any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date).

(b)                At the time of and immediately after giving effect to the making of a Loan on the ~~occasion~~date of such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c)                At the time of and immediately after giving effect to the making of a Loan on the date of such Borrowing (including the application of proceeds thereof), the aggregate amount of unrestricted and unencumbered cash and cash equivalents of the Company and its Subsidiaries shall not exceed $350,000,000; provided that such amount may be exceeded to the extent that the Company will require such excess amount to effect acquisitions or other investments or make other payments in respect of other general corporate purposes, in each case within ten (10) Business Days after the date such Loan is made.

The making of a Loan (other than (i) a Term Loan and (ii) an Acquisition-Related Incremental Term Loan made in accordance with, and subject to the terms and conditions of, Section 2.20) on the occasion of any Borrowing and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) ~~and~~, (b) and (c) of this Section.

SECTION 4.04.Designation of a Subsidiary Borrower. The designation of a Subsidiary Borrower pursuant to Section 2.23 is subject to the condition precedent that the Company or such proposed Subsidiary Borrower shall have furnished or caused to be furnished to the Administrative Agent:

(a)              Copies, certified by the Secretary or Assistant Secretary of such Subsidiary, of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent) approving the Borrowing Subsidiary Agreement and any other Loan Documents to which such Subsidiary is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Subsidiary;

(b)             An incumbency certificate, executed by the Secretary or Assistant Secretary of such Subsidiary, which shall identify by name and title and bear the signature of the officers of such Subsidiary authorized to request Borrowings hereunder and sign the Borrowing Subsidiary Agreement and the other Loan Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary;

(c)              Opinions of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonable and customary and addressed to the Administrative Agent and the Lenders; and

(d)             Any promissory notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent in connection with applicable laws, rules and regulations.

(e)              Any documentation and other information with respect to such proposed Subsidiary Borrower that is reasonably requested by the Administrative Agent or any of the Lenders (acting through the Administrative Agent) at least three Business Days in advance of the proposed effective date of such designation in connection with requirements by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and, to the extent such Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Beneficial Ownership Regulation.

(s)                 with respect to any real property, immaterial title defects or irregularities that do not, individually or in the aggregate, materially impair the use of such real property;

(t)                 Liens on any cash earnest money deposits or other escrow arrangements made in connection with any letter of intent or purchase agreement;

(u)                Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(v)                Liens arising out of sale and leaseback transactions;

(w)              customary rights of first refusal, “tag along” and “drag along” rights, and put and call arrangements under joint venture agreements;

(x)                Liens on treasury stock of the Company;

(y)                Liens (x) in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments on deposit with or in possession of such bank, (y) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or (z) in favor of banking institutions arising as a matter of law or standard business terms and conditions encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;

(z)                Liens securing obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under any Swap Agreement;

(aa)             other Liens securing liabilities or assignments of rights to receive income in an aggregate amount at any time outstanding not to exceed ~~the~~(x) during the Covenant Relief Period, $50,000,000 and (y) following the termination of the Covenant Relief Period, the greater of (i) $150,000,000 and (ii) 15% of Consolidated Tangible Assets (calculated as of the end of the immediately preceding fiscal quarter for which the Company’s financial statements were most recently delivered pursuant to Section 5.01(a) or (b) or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)) at any time outstanding; provided that, for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred if, at the time of the creation, incurrence, assumption or initial existence thereof, such Liens were permitted to be incurred pursuant to this clause (aa) notwithstanding a decrease after such time in the basket amount permitted under this clause (aa) as a result of a decrease in Consolidated Tangible Assets;

(bb)            Liens on property or assets deposited with a trustee or paying agent or otherwise segregated or held in trust or under an escrow or other funding arrangement with respect to the Specified Senior Notes Indebtedness prior to the consummation of the Bengal Acquisition (or during the period from the Effective Date until the date that is 90 days after the termination of the Bengal Acquisition Agreement); and

(cc)            Liens on property or assets deposited with a trustee or paying agent or otherwise segregated or held in trust or under an escrow or other funding arrangement for the sole purpose of repurchasing, redeeming, defeasing, repaying, satisfying and discharging or otherwise acquiring or retiring Indebtedness.

have executed and delivered to the Administrative Agent a confirmation to that effect reasonably satisfactory to the Administrative Agent); and

(d)       the Company may Dispose of its Treasury Stock.

SECTION 6.05.Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)              each Subsidiary may make Restricted Payments to the Company and to other Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, such Restricted Payment may be made to each other owner of capital stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

(b)             the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;

(c)              the Company and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests;

(d)            the Company and each Subsidiary may (i) make distributions to or payments on behalf of current and former employees, officers, or directors of the Company and its Subsidiaries (or any spouses, ex-spouses, trusts or estates of any of the foregoing) on account of exercises, purchases, redemptions or other acquisitions of Equity Interests of the Company or its Subsidiaries held by such Persons~~; and~~ (including to pay for the taxes payable by such Persons in connection with a grant or award of Equity Interests of the Company or its Subsidiaries or upon the vesting thereof) and (ii) repurchase Equity Interests issued to current or former employees, officers, directors or managers upon death, disability or termination of employment of such person or pursuant to the terms of any subscription, stockholder or other agreement or plan approved by Company’s or such Subsidiary's board of directors (or any committee thereof);

(e)             solely during the Covenant Relief Period, the Company may declare and pay during each of the Company’s 2020 fiscal year, 2021 fiscal year and 2022 fiscal year, its regularly scheduled cash dividends to its stockholders (x) with respect to the Company’s 2020 fiscal year, in an amount up to and including $0.85 per share, (y) with respect to the Company’s 2021 fiscal year, in an amount consistent with the aggregate amount of dividends paid in the Company’s 2020 fiscal year plus an additional amount equal to $0.01 per share in excess of the aggregate amount paid in the Company’s 2020 fiscal year pursuant to the foregoing clause (x) and (z) with respect to the Company’s 2022 fiscal year, in an amount consistent with the aggregate amount of dividends paid in the Company’s 2021 fiscal year plus an additional amount equal to $0.01 per share in excess of the aggregate amount paid in the Company’s 2021 fiscal year pursuant to the foregoing clause (y); provided that (i) the Company is in compliance with the Leverage Ratio set forth in Section 6.10(a) (calculated as of the end of the immediately preceding fiscal quarter for which the Company’s financial statements were most recently delivered pursuant to Section 5.01(a) or (b)) on a pro forma basis immediately after giving effect to such payment and the incurrence of any Indebtedness incurred to make such payment and (ii) immediately after giving effect to such payment, no Event of Default would exist;

(f)               solely during the Covenant Relief Period, the Company may declare and pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash; provided that (i) on a pro forma basis, immediately after giving effect to such proposed action in this clause (f) and the incurrence of any Indebtedness incurred to take any such proposed action in this clause (f) the Leverage Ratio (calculated as of the end of the immediately preceding fiscal quarter for which the Company’s financial statements were most recently delivered pursuant to Section 5.01(a) or (b)) is less than or equal to 3.50 to 1.00 and (ii) immediately after giving effect to such proposed action in this clause (f), no Event of Default would exist; and

(g)             ~~(e)~~ solely following the termination of the Covenant Relief Period, the Company may declare and pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash; provided that (i) the Company is in compliance with the Leverage Ratio set forth in Section 6.10(a) (calculated as of the end of the immediately preceding fiscal quarter for which the Company’s financial statements were most recently delivered pursuant to Section 5.01(a) or (b)) on a pro forma basis immediately after giving effect to such proposed action in this clause (g) and the incurrence of any Indebtedness incurred to take any such proposed action in this clause (g) and (ii) immediately after giving effect to such proposed action in this clause (g), no Event of Default would exist.

SECTION 6.06.Change in Nature of Business. The Company will not, and will not permit any of its Subsidiaries to, enter into any material line of business if, after giving effect thereto, the business of the Company and its Subsidiaries, taken as a whole, would be substantially different from the business in which the Company and its Subsidiaries, taken as a whole, are presently engaged, provided that this Section 6.06 shall not prohibit the Company or its Subsidiaries from entering into (x) any line of business that is reasonably related, incidental, ancillary or complementary to, or any reasonable extension, development or expansion of, the business in which the Company and its Subsidiaries, taken as a whole, are presently engaged, or (y) any other non-core incidental businesses acquired in connection with any acquisition or investment not prohibited hereunder.

SECTION 6.07.[Intentionally Omitted].

SECTION 6.08.Burdensome Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Contractual Obligation that: limits the ability (a) of any Subsidiary to make Restricted Payments to the Company; (b) of any Subsidiary to Guarantee the Indebtedness of the Borrowers under the Loan Documents or (c) of the Company or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the obligations of the Loan Parties under the Loan Documents, other than, in each case limitations and restrictions:

(a)              set forth in this Agreement and any other Loan Document;

(b)             on subletting or assignment of any leases or licenses of the Company or any Subsidiary or on the assignment of a Contractual Obligation or any rights thereunder or any other customary non-assignment provisions, in each case entered into in the ordinary course of business;

Senior Notes Indebtedness; provided that (a) the release of the proceeds of the Specified Senior Note Indebtedness to the Company and its Subsidiaries is contingent upon the consummation of the Bengal Acquisition and, pending such release, such proceeds are held in escrow (and, if the Bengal Acquisition Agreement is terminated prior to the consummation of the Bengal Acquisition or if the Bengal Acquisition is otherwise not consummated by the date specified in the Specified Senior Notes Indenture, such proceeds shall be promptly applied to satisfy and discharge all obligations of the Company and its Subsidiaries in respect of the Specified Senior Notes Indebtedness) or (b) the Specified Senior Notes Indenture contains a “special mandatory redemption” provision (or other similar provision) or otherwise permits the Specified Senior Notes Indebtedness to be redeemed or prepaid if the Bengal Acquisition is not consummated by the date specified in the Specified Senior Notes Indenture (and if the Bengal Acquisition Agreement is terminated in accordance with its terms prior to the consummation of the Bengal Acquisition or the Bengal Acquisition is otherwise not consummated by the date specified in the Specified Senior Notes Indenture, the Specified Senior Notes Indebtedness is so redeemed or prepaid within 90 days of such termination or such specified date, as the case may be).”

Notwithstanding the foregoing, the following change shall be automatically deemed to be made to Section 6.10(a) on the date on which (1) a change that is the substantial equivalent of the following change is made to the corresponding provision of both the “LG Facility Agreement” and the “Shelf Agreement”, in each case as defined in the Company’s most recent applicable filings with the SEC and (2) the Administrative Agent shall have received from the Company an executed copy of each such amendment making such conforming change, in each case such amendment being confirmed by the Company in writing to be effective:

The first sentence of Section 6.10(a) shall be restated in its entirety, effective as of December 31, 2019, as follows:

“The Company will not permit the ratio (the “Leverage Ratio”), determined as of the last day of each of its fiscal quarters ending on and after December 31, 2019, of (i) (x) Consolidated Indebtedness minus (y) the Liquidity Amount, in each case as of the last day of such fiscal quarter to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the last day of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be greater than (A) 4.50 to 1.00 for the fiscal quarters ending December 31, 2019 and March 31, 2020, (B) 4.25 to 1.00 for the fiscal quarter ending June 30, 2020, (C) 4.00 to 1.00 for the fiscal quarter ending September 30, 2020, (D) 3.75 to 1.00 for the fiscal quarter ending December 31, 2020 and (E) 3.50 to 1.00 for the fiscal quarter ending March 31, 2021 and each fiscal quarter ending thereafter; provided that the Company may, on or after January 1, 2021, by written notice to the Administrative Agent for distribution to the Lenders (which notice may be in the compliance certificate delivered by the Company pursuant to Section 5.01(c) for the applicable fiscal quarter) and not more than once during the term of this Agreement, elect to increase the maximum Leverage Ratio to 4.00 to 1.00 for a period of three (3) consecutive fiscal quarters in connection with an acquisition that involves the payment of consideration by the Company and/or its Subsidiaries in excess of $75,000,000 occurring during the first of such three fiscal quarters.”

Notwithstanding the foregoing, the following change shall be automatically deemed to be made to Section 6.10(a) on, and with effect as of, the date on which (1) a change that is the substantial equivalent of the following change is made to the corresponding provision of both the “LG Facility Agreement” and the “Shelf Agreement”, in each case as defined in the Company’s most recent applicable filings with the SEC and (2) the Administrative Agent shall have received from the Company an executed copy of each such amendment making such conforming change, in each case such amendment being confirmed by the Company in writing to be effective:

The first sentence of Section 6.10(a) shall be restated in its entirety as follows:

“The Company will not permit the ratio (the “Leverage Ratio”), determined as of the last day of each of its fiscal quarters ending on and after December 31, 2019, of (i) (x) Consolidated Indebtedness minus (y) the Liquidity Amount, in each case as of the last day of such fiscal quarter to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the last day of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be greater than (A) 4.50 to 1.00 for the fiscal quarters ending December 31, 2019 and March 31, 2020, (B) 4.75 to 1.00 for the fiscal quarters ending June 30, 2020, September 30, 2020, December 31, 2020 and March 31, 2021, (C) 4.25 to 1.00 for the fiscal quarter ending June 30, 2021, (D) 4.00 to 1.00 for the fiscal quarter ending September 30, 2021, (E) 3.75 to 1.00 for the fiscal quarter ending December 31, 2021 and (F) 3.50 to 1.00 for the fiscal quarter ending March 31, 2022 and each fiscal quarter ending thereafter; provided that the Company may, on or after January 1, 2022, by written notice to the Administrative Agent for distribution to the Lenders (which notice may be in the compliance certificate delivered by the Company pursuant to Section 5.01(c) for the applicable fiscal quarter) and not more than once during the term of this Agreement, elect to increase the maximum Leverage Ratio to 4.00 to 1.00 for a period of three (3) consecutive fiscal quarters in connection with an acquisition that involves the payment of consideration by the Company and/or its Subsidiaries in excess of $75,000,000 occurring during the first of such three fiscal quarters.”

(b)       Minimum Interest Coverage Ratio. The Company will not permit the ratio (the “Interest Coverage Ratio”), determined as of the last day of each of its fiscal quarters ending on and after September 30, 2019, of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense, in each case for the period of four (4) consecutive fiscal quarters ending with the last day of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be less than 3.00 to 1.00.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)                   any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement or fail to make a payment pursuant to Article X, in each case when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                  any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)                   any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

other services (including financial advisory services) to other companies in respect of which such Borrower or any of its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to such Borrower or any of its Subsidiaries, confidential information obtained from other companies.

SECTION 9.17. Several Liability. Notwithstanding anything to the contrary herein or in any other Loan Document, the Obligations of each Foreign Subsidiary Borrower are several and not joint and no Foreign Subsidiary Borrower shall be responsible for any other Borrower’s failure to pay its Obligations hereunder.

SECTION 9.18.Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of ~~an EEA~~the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                   the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~Affected Financial Institution; and

(b)                  the effects of any Bail-In Action on any such liability, including, if applicable:

(i)               a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)           the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of ~~any EEA~~the applicable Resolution Authority.

SECTION 9.19.Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):